Exhibit 99.1

(1) On May 6, 2009, HUGHES Telematics, Inc. (the "Company") granted shares of the Company's common stock to each non-executive director of the Company under the 2009 Equity and Incentive Plan for no additional consideration.  Shares of such common stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed by the reporting person until they vest and become transferable.  The common stock vests in three equal installments.  The first installment vests and becomes transferable on March 31, 2010, and the next two installments vest and become transferable on March 31, 2011 and March 31, 2012.

(2) The reporting person is associated with Apollo Management, L.P. ("Apollo
Management") and its affiliated investment managers, including Apollo Management
V, L.P. ("Management V"), which is the manager of Communications Investments LLC
("Communications LLC") and Apollo Investment Fund V (PLASE), L.P. ("AIF V
(PLASE)"), and Apollo Management IV, L.P. ("Management IV"), which is the manager of each of Apollo Investment Fund IV, L.P. ("AIF IV"), Apollo Overseas
Partners IV, L.P. ("Overseas IV"), AIF IV/RRRR LLC ("RRRR LLC"), AP/RM
Acquisition, LLC ("AP/RM LLC") and ST/RRRR LLC ("ST LLC"). AIF IV, Overseas IV,
RRRR LLC, AP/RM LLC and ST LLC all hold shares of stock in Hughes
Communications, Inc. ("HCI"). Communications LLC, AIF V (PLASE) and HCI are the
holders of record of shares of common stock of Hughes Telematics, Inc. (the
"Issuer"). Communications LLC serves as the fiduciary for Apollo German Partners
V GmbH & Co. KG ("German V") with respect to German V's investment in the
Issuer. Apollo Verwaltungs V GmbH ("Apollo German GP") is the general partner of
German V. Management V is a special limited partner of German V and is the sole shareholder of Apollo German GP. AIF V Management LLC ("AIF V Management") is
the general partner of Management V. Apollo Management is the managing general partner of Management IV and the sole member and manager of AIF V Management.
Apollo Management GP, LLC ("Management GP") is the general partner of Apollo
Management. Apollo Management Holdings, L.P. ("Management Holdings") is the sole member and manager of Management GP. Apollo Management Holdings GP, LLC
("Holdings GP") is the general partner of Management Holdings. Apollo Advisors
V, L.P. ("Apollo V") is the general partner of AIF V (PLASE) and a special limited partner of German V. Apollo Advisors IV, L.P. ("Advisors IV") is the
general partner of AIF IV and the managing general partner of Overseas IV.
Apollo Capital Management IV, Inc. ("Capital Management IV") is the general partner of Advisors IV. Apollo Capital Management V, Inc. ("Capital Management
V") is the general partner of Advisors V. Apollo Principal Holdings I, L.P.
("Apollo Principal") is the sole stockholder of Capital Management IV and of
Capital Management V. Apollo Principal Holdings I GP, LLC ("Apollo Principal
GP") is the general partner of Apollo Principal. This report does not include any securities of the Issuer that may be deemed beneficially owned by any of
Communications LLC, AIF V (PLASE), German V, Management V, AIF V Management,
Advisors V, Capital Management V, Apollo German GP, HCI, AIF IV, Overseas IV,
RRRR LLC, AP/RM LLC, ST LLC, Management IV, Advisors IV, Capital Management IV,
Apollo Management, Management GP, Management Holdings, Holdings GP, Apollo
Principal or Apollo Principal GP, and the reporting person disclaims beneficial ownership of all such securities. This report shall not be deemed an admission that the reporting person is the beneficial owner of, or has any pecuniary interest in, any such securities for purposes of Section 16 of the Securities
Exchange Act of 1934, as amended, or for any other purpose.